UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/06/2008

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

This report discusses the following developments: (i) certain recent developments announced in the most recent edition of an online video report released by Raser Technologies, Inc. (Raser), (ii) certain developments relating to Raser's liquidity and capital resources and (iii) the recent two-year extension of tax credits for geothermal development under United States tax laws.

9th Edition of Up to Speed Online Video Report

On October 7, 2008, Raser announced that it had released the 9th edition of its online video report called Up to Speed. The video, which is available at Raser's website (www.rasertech.com), provides an update with respect to certain recent developments related to Raser, including the following:

Raser's Relationship with Merrill Lynch
On September 9, 2008, pursuant to its financial commitment letter with Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), Raser received all of the debt funding and the initial tax equity funding for its Thermo geothermal plant. Raser expects to receive the remaining tax equity capital within the next several weeks, and has received assurances from Merrill Lynch that the remaining tax equity capital will be funded in a timely manner.
Raser does not believe the announced merger of Merrill Lynch's parent company with Bank of America Corporation will adversely affect its relationship with Merrill Lynch. Raser continues to work closely with Merrill Lynch regarding the potential funding of additional projects in accordance with Raser's agreements with Merrill Lynch. Although Raser does not believe that the merger of Merrill Lynch's parent with Bank of America Corporation will alter Merrill Lynch's ability or willingness to provide or arrange funding for Raser's projects under its financial commitment letter or otherwise adversely affect Raser's relationship with Merrill Lynch, the merger could have unanticipated consequences that Raser cannot predict. If unanticipated consequences of the merger adversely affect Merrill Lynch's ability or willingness to provide or arrange funding for Raser's projects, Raser will need to seek funding from other sources, which could adversely affect the timing and costs of Raser's future projects.
Normalized Economics
Certain development costs relating to the Thermo plant exceeded Raser's original estimates, including costs incurred for well field development, pipe and other steel components. In addition, Raser expended more for well field activities due, in part, to its desire to gather additional data to enhance its understanding of the geothermal resource located in the greater Thermo area, beyond what was needed for a single 10 megawatt geothermal power plant. Raser also elected to build a larger, higher voltage transmission line to the Thermo plant due to the potential for additional projects that could be supported by the indicated resource in the greater Thermo area. The additional investments made at the Thermo plant could potentially reduce the amount Raser will need to invest in other projects that Raser develops at the Thermo site. Additionally, a significant portion of the legal fees associated with negotiating the funding documents for the Thermo project with Merrill Lynch may not need to be duplicated for other projects that obtain funding from Merrill Lynch. Assuming that some of the foregoing costs incurred in building and financing the Thermo plant can be eliminated or greatly reduced for future geothermal projects, Raser should be able to construct future geothermal projects in a less costly manner.
In addition to the potential to improve the costs of building future plants, market indications and pricing in approved renewable energy contracts issued by utilities and municipalities have increased. If these trends continue, Raser expects that potential future geothermal development projects will benefit from power purchase agreements that provide for the sale of power at higher prices reflecting this increased demand.
        Based on the assumptions that a number of costs can be eliminated from future projects and Raser will be able to sell power from future plants at higher rates, Raser has developed projections of what Raser believes the economics of a "normalized" or average plant placed into service in the latter part of 2009 may look like. The normalized plant assumes a power purchase rate of $98 per megawatt that escalates at 2% per year and approximately $35 million in plant construction costs plus normalized transmission line construction and other costs of approximately $8 million. Using these assumptions, a normalized plant could potentially generate revenues from power sales of up to $102 million over the first 10 years of service, which would potentially result in approximately $69 million in operating income for the plant. As part of each plant constructed, Raser would contribute the well field as its equity contribution to the transaction, which is estimated to have an average cost of $12 million per 10 megawatt well field. Using the assumptions listed above, Raser could potentially receive cash payments from each plant of approximately $30 million in development fee distributions over the first 18 months of operations and $8 million in management fees over the initial 10 year period of the plant's operation. As stated previously, the figures listed above are based on a "normalized" plant and assume that Raser will be able to (1) sell the renewable energy at a price that is higher than the price obtained for the power purchase agreements in place for the Thermo plant; (2) lower the cost that it takes to construct future geothermal plants; and (3) lower the cost incurred in legal fees to negotiate the financing commitment for each power plant.
The normalized economics described above are projections based on a number of assumptions. In addition, the development of each of Raser's future power plants is subject to a number of risks and uncertainties that could cause Raser's actual financial results related to each geothermal plant to differ significantly from Raser's current projections for a "normalized" plant. As a result, Raser cannot be certain that the normalized economics will be achieved at any of its future power plants.
Potential Bottom-Cycling at Thermo Plant and Other Plants
Raser is pursuing the use of bottom-cycling operations at Thermo and other future plants. Bottom-cycling is a process that uses additional turbines to generate electricity from the geothermal heat that remains after the initial generating cycle is completed.
Bottom-cycling could occur at one or more of Raser's planned geothermal plants if Raser is able to pass geothermal well waters through a second set of UTC Power Corporation (UTCP) turbines or units after these geothermal well waters have passed through an initial set of UTCP units. Assuming the geothermal well waters pass through the first set of UTCP units at a temperature in excess of 300 degrees Fahrenheit, the geothermal well waters could then potentially pass through a second set of UTCP units at a temperature of approximately 220 to 230 degrees Fahrenheit, which may be hot enough to produce up to 4 to 6 megawatts of additional electricity. This additional electricity would likely be produced without any increased costs for well field development, transmission lines or cooling tower construction. For projects in which Raser is able to use the above-described bottom-cycling model, Raser could potentially receive up to $10 to $13 million of additional development and management fee distributions over the first 18 months of a 5 megawatt bottom-cycling facility.
The operational efficiency and performance of the Thermo plant, as well as Raser's future plants, is uncertain. Ultimately, the feasibility and economics of adding bottom-cycling to the Thermo project or any other future projects will depend on the actual performance of the applicable plant. As a result, Raser cannot be certain that bottom-cycling will be feasible or economically viable at Thermo or any of its future plants.
Development of Future Geothermal Power Plants
Raser currently has eight geothermal projects that are either in the construction or development phase. Listed below is a status update for the development for each of Raser's eight proposed geothermal plants:
1. Thermo No. 1 Plant (Utah): Construction is nearly complete on the Thermo plant, and Raser expects the plant to begin generating electricity toward the end of October 2008. Raser expects to have the Thermo plant operating at full capacity by the end of 2008.
2. Lightning Dock Plant (New Mexico): Raser is in the process of obtaining the necessary permits for the Lightning Dock plant. Numerous exploratory wells and two production wells were drilled prior to Raser acquiring the site. Raser broke ground at the site and has begun taking delivery of UTCP turbines. Raser anticipates that it will start drilling additional production wells in the fourth quarter of 2008. Raser currently expects to complete construction in 2009.
3. Thermo No. 2 Plant (Utah): Raser has begun the process of obtaining the necessary permits for a second power plant in the Thermo area. Raser is currently drilling geothermal wells that may be used for Thermo No. 2 (assuming that Raser has enough wells for Thermo No. 1 (discussed above)). Raser currently expects to begin and complete construction of the Thermo No. 2 plant in 2009.
4. Klamath Falls Plant (Oregon): Raser is in the process of obtaining the necessary permits for the Klamath Falls plant. Raser has performed some preparations at the site, but has not begun drilling activities. Raser anticipates that it will begin drilling activities in the fourth quarter of 2008. Raser currently expects to begin and complete construction of the Klamath Falls plant in 2009.
5. Devil's Canyon Plant (Nevada): Raser is completing the permitting process for this site. Currently, additional geologic studies are being performed at the site. Raser is also currently performing some preparations at the site. Raser currently expects to begin and complete construction of the Devil's Canyon plant in 2009.
6. Truckee Plant (Nevada): Raser is in the process of obtaining the necessary permits for the Truckee plant. Raser drilled the first well at this site in the latter part of 2007. The results of the first well were inconclusive. Raser is having additional geologic studies performed before any additional drilling is attempted.
7. Trail Canyon Plant (Nevada): Raser is completing the permitting process for this site. Currently, additional geologic studies are being performed in the general area.
8. Thermo No. 3 Plant (Utah): Based on the information Raser obtained in connection with the development of Thermo 1, Raser is pursuing development of additional projects and is in the early stages of the permitting and entitlement processes for a third project in the Thermo project area.
As described above, the Thermo No. 1 plant is expected to be operating at full capacity by the end of 2008. The timing for construction and completion of each of the other seven potential plants described above will depend on a number of factors, including the receipt of necessary permits and the ability to obtain adequate project financing for each project. Uncertainties associated with these factors could result in unexpected delays. In addition, the feasibility of a number of the projects described above is still subject to further geological testing and/or drilling to determine whether an adequate geothermal resource exists to support a geothermal power plant.
As discussed above, Raser currently has eight geothermal power projects that are in various stages of development. Through the completion of several of these eight projects and the completion of several additional projects Raser expects to initiate in 2009, Raser expects to have placed into service power plants having a net generating capacity of approximately 100 megawatts by the end of 2009, assuming that Raser can obtain the appropriate debt and tax equity capital and does not experience unexpected delays.   Raser anticipates developing approximately eight to ten new geothermal power plants each year. Raser also believes that it should be able to add up to three bottom-cycling operations each year.   Assuming Raser is able to place into service approximately eight new plants during 2009 with three of these plants having a bottom-cycling component, and assuming the economics ramp up to that of a "normalized" plant as discussed above for the plants coming on line at the end of 2009, Raser could potentially receive up to $65 million in development and management fee distributions during 2009.
Certain Developments Related to Raser's Liquidity and Capital Resources
At June 30, 2008, Raser had approximately $5.1 million in cash and cash equivalents. Although Raser has raised substantial proceeds since June 30, 2008, Raser has used or committed a substantial portion of these additional proceeds to fund its operations and development efforts.
Since inception, Raser has funded its operations primarily through the sale of equity instruments, borrowings and project financing arrangements. During the third quarter of 2008, Raser raised net proceeds of approximately $24.2 million from the sale of shares of its common stock pursuant to an ATM Equity Offering Sales Agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated. Also during the third quarter, Raser obtained project financing for the Thermo plant. The project financing arrangements for the Thermo plant included the reimbursement of approximately $14.1 million of construction costs previously incurred by Raser for construction of the plant.
Raser's continuation as a going concern is dependent on efforts to raise additional capital, increase revenues, reduce expenses, and ultimately achieve positive cash flow. If Raser is unable to raise sufficient, additional capital on reasonable terms, liquidity concerns may require Raser to curtail operations, liquidate or sell assets or pursue other actions that could adversely affect future operations.
Raser is not currently generating significant revenues, and its cash and cash equivalents will continue to be depleted by its ongoing development efforts. Until Raser is in a position to generate significant cash flows, it will need to continue to raise additional funds to continue operating as a going concern. Raser may seek this additional funding through the issuance of debt, preferred stock, equity or a combination of these instruments. Raser may also seek to obtain financing through a joint venture, the sale of one or more of its projects or interests therein, a merger and/or other transaction, a consequence of which could include the sale or issuance of stock to third parties. Raser cannot be certain that funding from any of these sources will be available on reasonable terms or at all. If Raser is unable to secure adequate funds on a timely basis on terms acceptable to Raser, it may need to modify its current plans for project construction, well field development and other development activities, or extend the time frame over which these activities will take place.
In addition to funding for general corporate purposes, well field development and certain other general development expenses, Raser will need to finance each of the geothermal power projects it intends to develop. Under the terms of the commitment letter Raser obtained from Merrill Lynch, Merrill Lynch has the exclusive right to provide or arrange financing for up to 100 megawatts of geothermal power plants Raser intends to develop, other than certain excluded financings. Merrill Lynch also has a right of first refusal with respect to the financing of an additional 55 megawatts of geothermal plants to be developed by Raser. Any determination on the part of Merrill Lynch to provide financing for any of Raser's projects will be subject to the satisfaction of certain conditions precedent and various other factors, including but not limited to, satisfactory completion of due diligence, the absence of any material adverse change in Raser's business, liabilities, operations, condition (financial or otherwise) or prospects, the execution of acceptable definitive documentation, receipt of customary legal opinions acceptable to Merrill Lynch, satisfactory market conditions and necessary approvals. Depending upon a number of factors, Raser may also seek to have certain geothermal power projects financed by the purchasing utility through a pre-paid power purchase agreement in return for a lower cost for the renewable energy that is purchased. As of the current date, Raser has not had any discussions with any utility company regarding a potential pre-paid power purchase agreement.
Two-Year Extension of Tax Incentives for Geothermal Development
On October 3, 2008, the House passed, and President Bush signed into law, H.R. 1424, which includes the Energy Improvement and Extension Act of 2008 (the "Act"). The Act, among other things, extends the production tax credit placed-in-service sunset date for certain qualifying facilities, which would include Raser's geothermal power plants, until December 31, 2010.
Cautionary Note Regarding Forward-Looking Statements
This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding: Raser's beliefs about preliminary drilling results; Raser's beliefs about the potential for geothermal power generation on Raser's leased properties and its qualification for certain federal tax credits; Raser's beliefs about Raser's ability to exploit the available geothermal resources; Raser's beliefs about the expected timing relating to the developments of Raser's geothermal power projects; Raser's beliefs about Raser's ability to construct power plants; Raser's beliefs about the strength and enforceability of Raser's agreements; Raser's beliefs about the ability of the parties to meet the conditions imposed in the funding agreements; Raser's beliefs about its ability to utilize its technology and other available technologies to produce electric power from the available resources; Raser's beliefs about its ability to secure the equipment and services, on acceptable terms, required to complete its power projects; Raser's ability to attract alliance, monetization or financial partners for the power projects it intends to develop; Raser's beliefs about its ability to successfully conclude contract negotiations with its financing partners on acceptable terms; Raser's beliefs in the ongoing financial stability of its financing partners; Raser's beliefs that the conditions necessary to fund the development of Raser's geothermal projects can be satisfied; Raser's beliefs about the economic benefits of contemplated financing structures; Raser's beliefs regarding the revenues and costs associated with a normalized geothermal power plant including the development and management fees that Raser would receive in connection with such normalized plant; Raser's beliefs regarding the potential for bottom-cycling operations and the potential economic benefits associated with such bottom-cycling operations; Raser's understanding of accounting treatments for financial reporting of tax treatment of Raser's geothermal projects; Raser's beliefs about the performance and market applicability of its products; Raser's beliefs about the status and enforceability of its intellectual property; Raser's beliefs about the strength of its existing and potential business relations in the motor industry; Raser's beliefs about the performance capabilities of its technology; Raser's beliefs about its ability to commercially license its technology; Raser's beliefs about its ability to hire sufficient employees to accelerate engineering and testing; Raser's beliefs about its ability to successfully complete testing and verification of Symetron (TM) technologies; and Raser's beliefs about the geothermal market generally. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, without limitation, the competitive environment and Raser's ability to compete in the industry; Raser's ability to adapt its technology and third-party technology for the intended applications; Raser's ability to secure necessary permits; the strength of Raser's intellectual property; Raser's ability to attract, train and retain key personnel; and such other risks as identified in Raser's quarterly report on Form 10-Q for the quarter ended June 30, 2008, as filed with the Securities and Exchange Commission, and all subsequent filings.
All forward-looking statements in this Current Report on Form 8-K are based on information available to Raser as of the date hereof, and Raser undertakes no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 06, 2008	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer